Exhibit 10.24
FIRST AMENDMENT TO DEALERTRACK HOLDINGS, INC.
2005 LONG TERM INCENTIVE PLAN
     1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the DealerTrack Holdings, Inc. 2005 Long Term Incentive Plan, as amended (the “Plan”).
     2. Definition of Fair Market Value. Section 2.17 of the Plan is hereby amended and restated by deleting it in its entirety and replacing it with the following:
“Fair Market Value” means, as of any given date, (a) if Stock is traded on an exchange, the closing price of a share of Stock as reported in the Wall Street Journal for such date, or if there is no closing price for the Stock on the date in question, then the Fair Market Value shall be the closing price on the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not traded on an exchange but is quoted on a quotation system, the mean between the closing representative bid and asked prices for the Stock on such date or, if there is no bid and asked prices on such date, then the Fair Market Value shall be the mean between the closing representative bid and asked prices immediately prior to such date on which bid and asked prices are reported on such quotation system; or (c) if Stock is not publicly traded, the fair market value established by the Committee acting in good faith.